UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2011

Education Management Corporation
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34466	25-1119571
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 562-0900

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 28, 2011, Michael K. Powell notified Education Management Corporation (the “Company”) of his decision to resign from the Company’s Board of Directors, due to his appointment as President and Chief Executive Officer of the National Cable & Telecommunications Assoication. Mr. Powell had served as a member of the Audit Committee of the Board. In accordance with the Nasdaq Marketplace Rules, on March 29, 2011, the Company notified Nasdaq that as a result of Mr. Powell’s resignation and the resulting vacancy on the Audit Committee, the Audit Committee will temporarily consist of only two members and that the Company is not in compliance with Nasdaq Marketplace Rule 5605, which requires the Audit Committee to be composed of at least three members. In accordance with the Nasdaq Marketplace Rules, the Company will have a cure period in order to regain compliance by its next annual shareholders meeting, currently scheduled to occur in November 2011.

The Company plans to promptly undertake a search for a qualified candidate to fill the vacancy left on its Board of Directors and Audit Committee and expects that it will regain compliance with the Nasdaq Marketplace Rules within the cure period provided.

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 28, 2011, in connection with the requirements of his appointment as President and Chief Executive Officer of the National Cable & Telecommunications Association, Michael K. Powell notified the Company of his decision to resign from the Company’s Board of Directors, effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT CORPORATION

By: /s/ Edward H. West
Edward H. West
President and Chief Financial Officer

Dated:  March 29, 2011